PRESS RELEASE

Contact: Debbie Mosier, President
Phone: 405/707-9060
Email: debbie.mosier@tmsinc.com

TMS Shareholders Approve Sale of Company Assets and Plan of Liquidation


STILLWATER, OK - December 20, 2004 - TMS, Inc. (OTC Bulletin Board : TMSS), announced that at a special meeting held on December 17, 2004, its shareholders approved the sale of the Company's Component Products Technologies Division to Pegasus Imaging Corporation and a plan of liquidation and dissolution of the Company. The Company also announced the final closing of the transaction with Pegasus and the sale of its membership interest in VSC Technologies, LLC to Measurement Incorporated.

"The Board of Directors and Management of the Company are pleased with the overwhelming support by its shareholders in favor of the sale to Pegasus and plan of liquidation for the Company" said Debbie Mosier, TMS President. "Our plan moving forward is to work as quickly as possible to wind up the affairs of the Company and make a final cash distribution to our shareholders."

The final cash price for the sale of the Components's Technology Business to Pegasus approximated $2,246,000 of which $1,600,000 was paid in cash, $341,000 was issued as a note receivable and $305,000 was used to satisfy professional fees and other corporate costs that have been incurred related to the sale of the Company's assets and plan of liquidation and dissolution of the Company. Upon closing the sale of its interest in VSC Technologies, LLC, the Company received $250,000 in cash from Measurement Incorporated. The proceeds from both transactions will be used to make a final cash distribution to shareholders and cover the addtional costs associated with winding up up the affairs of the Company.

About Measurement Incorporated
------------------------------
Measurement Incorporated is an employee-owned corporation that contracts with state departments of education, other educational agencies, and private businesses to develop and score educational tests. Founded in Durham, North Carolina in 1980 by Henry Scherich, Ph.D., Measurement Incorporated is a full service educational testing company. For more information about Measurement Incorporated or its products, visit the website at http://www.measinc.com or call 1- 919-683-2413.

About Pegasus Imaging Corporation
---------------------------------
Founded in 1991 and headquartered in Tampa, Florida, Pegasus Imaging Corporation delivers digital imaging software development components, image compression and image editing technologies. Technology is delivered as Microsoft .NET controls, COM controls, VCL's and DLL's. The company provides solutions for medical imaging, document imaging, color/photo imaging, video applications and more. Multiple platforms are supported, including Windows, Linux, Solaris, IBM AIX and Mac. For more information about Pegasus Imaging Corporation or its products, visit the website at http://www.jpg.com or call 1-813-875-7575.

About TMS, Inc.
---------------
TMS, Inc. is a publicly held company located in Stillwater, Oklahoma which is in the process of implementing a plan of liquidation and dissolution of the Company. For more information call 1-405-707-9060.

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